Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is executed as of this 3rd day of February 2014, by and between AdHarmonics, Inc., a Delaware corporation (the “Company”), and David Mason, an individual (“Employee”).

In consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee,

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE I

EMPLOYMENT

1.1 Position and Duties. Employee shall be employed in the position of General Counsel or such other executive position as may be assigned from time to time by the Company’s Chief Executive Officer; provided that any executive position that does not also include continuing in the role of General Counsel will require the consent of the Employee. In such capacity, Employee shall be subject to the authority of, and shall report to, the Company’s Chief Executive Officer. Employee’s duties and responsibilities shall include those customarily attendant to Employee’s position and such other duties and responsibilities as may be assigned from time to time by the Chief Executive Officer. Employee shall devote Employee’s entire business time, loyalty, attention and energies exclusively to the business interests of the Company while employed by the Company, and shall perform his duties and responsibilities diligently and to the best of his ability.

1.2 Other Documents. On or prior to the date hereof, the Employee will execute and deliver to the Company the Standard Employee Agreement Regarding Inventions Confidentiality and Non-Competition as amended in June 2013 attached as Exhibit C hereto.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. The Company shall pay Employee an initial annual salary of $250,000 (“Base Salary”), payable in accordance with the normal payroll practices of the Company. The Employee’s Base Salary will be reviewed and be subject to adjustment from time to time by the Board of Directors or its Compensation Committee at their discretion in accordance with the Company’s annual review policy.

2.2 Performance Bonus. Intentionally Left Blank.

2.3 IPO Bonus. Intentionally Left Blank.

2.4 Benefit Plans. Employee will be eligible to participate in the Company’s retirement plans that are qualified under Section 401 (k) of the Internal Revenue Code of 1986, as amended (the “Code”), and in the Company’s welfare benefit plans that are generally applicable to all executive employees of the Company (the “Plans”), in accordance with the terms and conditions thereof. A brief description of the Company’s current benefits is contained in Exhibit A hereto.

2.5 Vacation. Employee shall be entitled to the number of vacation days in the calendar year based on the Company’s general vacation policy, subject to and to be taken in accordance with the Company’s general vacation policy for employees.

2.6 Expenses. The Company shall reimburse Employee for all authorized and approved expenses incurred in the course of the performance of Employee’s duties and responsibilities pursuant to this Agreement and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

2.7 Withholdings. All payments to be made by the Company hereunder will be subject to any withholding requirements.

ARTICLE III

TERMINATION

3.1 Right to Terminate; Automatic Termination.

(a) Termination by Company Without Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time and for any reason.

(b) Termination by Employee for Good Reason. Subject to Section 3.2, Employee may terminate his employment obligation hereunder (but not his obligations under Article IV hereof) for “Good Reason” (as hereinafter defined) if Employee gives written notice thereof to the Company within thirty (30) days of the event (s)he deems to constitute Good Reason (which notice shall specify the grounds upon which such notice is given) and the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds for such Good Reason termination set forth in such notice. “Good Reason” shall mean any of the following; (i) a material violation by the Company of this Agreement; (ii) if such Employee is an executive officer of the Company, demotion of the Employee, without the Employee’s prior consent, to a position that does not include significant managerial responsibilities; (iii) reduction of the Employee’s then-current material responsibilities, which shall include but are not limited to (A) the management of internal and outside legal counsel, (B) the oversight and management of litigation, intellectual property, regulatory and transactional matters, (C) corporate secretarial functions, if and when assumed, and (D) corporate governance and compliance matters; (iv) reduction in the Employee’s base salary, other than in connection with, and substantially proportionate to, a general salary reduction program that applies to the Company’s similar class of officers or employees; or (v) a relocation of the Company that requires the Employee to commute to an office that is more than sixty (60) miles away from the Employee’s then current place of employment.

(c) Termination by Company For Cause. Subject to Section 3.2, the Company may terminate Employee’s employment and all of the Company’s obligations under this Agreement at any time “For Cause” (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. “For Cause” shall mean any of the following: (i) Employee’s willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with Employee’s position and job description referred to in this Agreement, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to Employee by the Board of Directors of the Company which specifically identifies the manner in which Employee has not substantially performed the assigned duties and allowing Employee thirty (30) days after receipt by Employee of such notice to cure such failure to perform, (ii) material breach of this or any other written agreement between Employee and the Company which is not cured within thirty (30) days after receipt by the Employee from the Company of written notice of such breach, (iii) any material violation of any written policy of the Company which is not cured within thirty (30) days after receipt by Employee from the Company of written notice of such violation, (iv) Employee’s willful misconduct which is materially and demonstrably injurious to the Company, (v) Employee’s conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (vi) Employee’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business. For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board of Directors or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to Employee a copy of a resolution, duly adopted by the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board of Directors Employee committed the conduct set forth above in (i), (ii), (iii), (iv), (v) or (vi) of this Section and specifying the particulars thereof in detail.

(d) Termination Upon Death or Disability. Subject to Section 3.2, Employee’s employment and the Company’s obligations under this Agreement shall terminate: (i) automatically, effective immediately and without any notice being necessary, upon Employee’s death; and (ii) in the event of the disability of Employee, by the Company giving notice of termination to Employee. For purposes of this Agreement., “disability” means the inability of Employee, due to a physical or mental impairment, for ninety (90) days (whether or not consecutive) during any period of 360 days, to perform, with reasonable accommodation, the essential functions of the work contemplated by this Agreement. In the event of any dispute as to whether Employee is disabled, the matter shall be determined by the Company’s Board of Directors in consultation with a physician selected by the Company’s health or disability insurer or another physician mutually satisfactory to the Company and the Employee. The Employee shall cooperate with the efforts to make such determination or be subject to immediate discharge. Any such determination shall be conclusive and binding on the parties. Any determination of disability under this Section 3.1 is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy. Nothing in this subsection shall be construed as limiting or altering any of Employee’s rights under State workers compensation laws or State or federal Family and Medical Leave laws.

3.2 Rights Upon Termination.

(a) Section 3.1(a) and 3.1(b) Termination. If Employee’s employment terminates pursuant to Section 3.l(a) or 3.1(b) hereof, Employee shall have no further rights against the Company hereunder, except for the right to receive, subject to the Employee’s execution of a release and waiver in form satisfactory to the Company in the case of clauses (ii), (iii), and (v) below within sixty (60) days of termination, (i) any unpaid Base Salary and the value of any accrued but unused vacation, (ii) acceleration of unvested equity held by Employee as of termination pursuant to the acceleration terms of any stock option agreement or equity award agreement with the Company, (iii) payment of Base Salary for twelve (12) months (the “Severance Period”), payable in accordance with the normal payroll practices of the Company, (iv) reimbursement of expenses to which Employee is entitled under Section 2.5 hereof, and (v) continuation of the welfare benefit plans of the Company as detailed in Section 2.3 hereof for the duration of the Severance Period.

(b) Section 3.1(c) and 3.1(d) Termination. If Employee’s employment is terminated pursuant to Sections 3.l(c) or 3.1(d) hereof, or if Employee quits employment (other than for Good Reason) notwithstanding the terms of this Agreement, Employee and, in the case of termination on account of death, the Employee’s estate shall have no further rights against the Company hereunder, except for the right to receive, following execution of a release and waiver in form satisfactory to the Company in the case of clause (iii) below within sixty (60) days of termination, (i) any unpaid Base Salary, (ii) the value of any accrued but unused vacation, (iii) in the case of Section 3.1(d) hereof, whatever rights as to equity as Employee may have pursuant to the any stock option agreement or equity award agreement with the Company and (iv) reimbursement of expenses to which Employee is entitled under Section 2.5 hereof.

ARTICLE IV

CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION

4.1 Confidentiality. Employee agrees to abide by the Standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition Agreement, as amended, which is attached as Exhibit C and incorporated by reference herein.

4.2 Non-Competition. Employee agrees to abide by the Standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition Agreement, as amended, which is attached as Exhibit C and incorporated by reference herein.

4.3 Non-solicitation. Employee agrees to abide by the Standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition Agreement, as amended, which is attached as Exhibit C and incorporated by reference herein.

4.4 Return of Documents. Immediately upon termination of employment, Employee will return to the Company, and so certify in writing to the Company, all the Company’s or any of its subsidiaries’ papers, documents and things, including information stored for use in or with computers and software applicable to the Company’s and its subsidiaries’ business (and all copies thereof), which are in Employee’s possession or under Employee’s control, regardless whether such papers, documents or things contain Confidential Information or Trade Secrets.

4.5 No Conflicts. To the extent that they exist, Employee will not disclose to the Company or any of its subsidiaries any of Employee’s previous employer’s confidential information or trade secrets. Further, Employee represents and warrants that Employee has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties. In addition, Employee and the Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future. Therefore, the Employee agrees that, following termination of employment with the Company, the Company may forward a copy of Article IV of this Agreement (and any related Exhibits hereto) to any future prospective or actual employer, and the Employee releases the Company from any claimed liability or damage caused to the Employee by virtue of the Company’s act in making that prospective or actual employer aware of Article IV of this Agreement (and any related Exhibits hereto).

4.6 Agreement on Fairness. Employee acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Employee, (ii) Employee has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Employee hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Employee’s livelihood in the event of termination of Employee’s employment by the Company and the strict enforcement of the covenants contained herein.

4.7 Equitable Relief and Remedies. Employee acknowledges that any breach of this Agreement will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, notwithstanding the provisions of Article V below, the Company shall in any such event be entitled to seek injunctive and other forms of equitable relief to prevent such breach and the prevailing party shall be entitled to recover from the other, the prevailing party’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with enforcing this Agreement, in addition to any other rights or remedies available at law, in equity, by statute or pursuant to Article V below.

ARTICLE V

AGREEMENT TO SUBMIT ALL EXISTING OR FUTURE DISPUTES

TO BINDING ARBITRATION

The Company and Employee agree that any controversy or claim arising out of or related to this Agreement or Employee’s employment with or termination by the Company that is not resolved by the parties shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Said arbitration shall be conducted in Boston, Massachusetts. The parties further agree that the arbitrator may resolve issues of contract interpretation as well as law and award damages, if any, to the extent provided by the Agreement or applicable law. The parties agree that the costs of the arbitrator’s services shall be borne by the Company. The parties further agree that the arbitrator’s decision will be final and binding and enforceable in any court of competent jurisdiction. In addition to the A.A.A.’s Arbitration Rules and unless otherwise agreed to by the parties, the following rules shall apply:

(a) Each party shall be entitled to discovery exclusively by the following means: (i) requests for admission, (ii) requests for production of documents, (iii) up to fifteen (15) written interrogatories (with any subpart to be counted as a separate interrogatory), and (iv) depositions of no more than six individuals.

(b) Unless the arbitrator finds that delay is reasonably justified or as otherwise agreed to by the parties, all discovery shall be completed, and the arbitration hearing shall commence within five months after the appointment of the arbitrator.

(c) Unless the arbitrator finds that delay is reasonably justified, the hearing will be completed, and an award rendered within thirty (30) days of commencement of the hearing.

The arbitrator’s authority shall include the ability to render equitable types of relief and, in such event, any aforesaid court may enter an order enjoining and/or compelling such actions or relief ordered or as found by the arbitrator. The arbitrator also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrator shall require the other party to pay the legal and other professional fees and costs incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

Notwithstanding the foregoing provisions of this Article V, the parties expressly agree that a court of competent jurisdiction may enter a temporary restraining order or an order enjoining a breach of Article IV of this Agreement without submission of the underlying dispute to an arbitrator. Such remedy shall be cumulative and nonexclusive, and shall be in addition to any other remedy to which the parties may be entitled.

ARTICLE VI

GENERAL PROVISIONS

6.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 6.1):

(a) If to the Company:	AdHarmonics, Inc.
210 Broadway 02139
Cambridge, MA
Attention: Chief Executive
Officer

(b) If to Employee:	David Mason
32 Bonney Terrace
Fairfield, CT 06824

6.2 Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties with respect to the subject matter hereof (including, without limitation, Employee’s Offer Letter dated December 23, 2013, as amended from time to time, between the Company and Employee).

6.3 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

6.4 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the other party. This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

6.5 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

6.6 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

6.7 Governing Law; Jurisdiction; Construction. This Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to any rules of construction that would require application of the laws of another jurisdiction. Any legal proceeding related to this Agreement and permitted under Section 4.7 and

Article V hereof must be litigated in an appropriate Massachusetts state or federal court, and both the Company and the Employee hereby consent to the exclusive jurisdiction of the Commonwealth of Massachusetts for this purpose. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement, and accordingly each party waives the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party responsible for the drafting thereof.

6.8. Effective Date. The terms and conditions of this Agreement shall be effective as of the date hereof.

6.9. Tax Compliance.

(a) The Company may withhold from any amounts payable hereunder any amounts required to be withheld under federal, state or local law and any other deductions authorized by Employee. The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A (together with any implementing regulations, “Section 409A”) of the Code while preserving insofar as possible the economic intent of the respective provisions, so that Employee will not be subject to any tax (including interest and penalties) under Section 409A.

(b) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” as determined pursuant to Section 409A as of the date of Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Employee to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is payable during the first six months following Employee’s “separation from service” shall be paid or provided to Employee in a cash lump-sum on the first business day of the seventh calendar month immediately following the month in which Employee’s “separation from service” occurs or, if earlier, upon the Employee’s death. In addition, any payments or benefits due hereunder upon a termination of Employee’s employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Employee (or Employee’s estate) upon a “separation from service” as defined in Section 409A. Finally, for the purposes of this Agreement, amounts payable under Section 3.2 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1–A-6.

(e) The payment of any amounts otherwise payable on account of termination of employment under this Agreement which constitute deferred compensation within the meaning of Section 409A and which are subject (among other conditions, if any) to a release of claims may be delayed at the discretion of the Company for up to sixty (60) days following termination of employment, without regard to whether or when Employee’s release is delivered and becomes irrevocable (an “Effective Release”). Regardless of any payment, however, all such amounts remain conditioned on an Effective Release such that if Employee fails to deliver (or revokes) his or his release he or she will forfeit and must immediately return such amounts on the Company’s demand.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

COMPANY:

ADHARMONICS, INC.

By:	/s/ Seth Birnbaum
Title:	Chief Executive Officer

EMPLOYEE:

/s/ David Mason
David Mason

Exhibits:

Exhibit A	Summary of Welfare Benefit Plans
Exhibit B	Intentionally left blank
Exhibit C	Standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition

Exhibit A

Description of Current Benefits

Medical Insurance

Dental Insurance

Exhibit B

Intentionally left blank

Exhibit C

Standard Employee Agreement Regarding Inventions, Confidentiality and Non-Competition

See Attached